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                                                                    Exhibit 15.1

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]


July 8, 1997



Sterling Chemicals Holdings, Inc.
1200 Smith Street, Suite 1900
Houston, Texas 77002-4312

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals Holdings, Inc. and subsidiaries and of Sterling Chemicals, Inc. for the quarterly periods ended December 31, 1996 and March 31, 1997, as indicated in our reports dated February 4, 1997 and May 13, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP